                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
           the Securities Exchange Act of 1934 (Amendment No.      )

      Filed by the Registrant / /

      Filed by a Party other than the Registrant / /

      Check the appropriate box:
      / /        Preliminary Proxy Statement
      / /        CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED
                 BY RULE 14A-6(E)(2))
      /X/        Definitive Proxy Statement
      / /        Definitive Additional Materials
      / /        Soliciting Material Pursuant to Section240.14a-12

                      TESSCO TECHNOLOGIES INCORPORATED
----------------------------------------------------------------------------
              (Name of Registrant as Specified In Its Charter)
----------------------------------------------------------------------------
  (Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
/X/        No fee required
/ /        Fee computed on table below per Exchange Act Rules 14a-6(i)(4)
           and 0-11
           (1)  Title of each class of securities to which transaction applies:
                ------------------------------------------------------------
           (2)  Aggregate number of securities to which transaction applies:
                ------------------------------------------------------------
           (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
                ------------------------------------------------------------
           (4)  Proposed maximum aggregate value of transaction:
                ------------------------------------------------------------
           (5)  Total fee paid:
                ------------------------------------------------------------

/ /        Fee paid previously with preliminary materials.

           Check box if any part of the fee is offset as provided by
/ / Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

           (1)  Amount Previously Paid:
                ------------------------------------------------------------
           (2)  Form, Schedule or Registration Statement No.:
                ------------------------------------------------------------
           (3)  Filing Party:
                ------------------------------------------------------------
           (4)  Date Filed:
                ------------------------------------------------------------

                                         TESSCO TECHNOLOGIES INCORPORATED
[LOGO]                                   11126 MCCORMICK ROAD, HUNT VALLEY, MARYLAND USA 21031

--------------------------------------------------------------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                 TO BE HELD ON
                                 JULY 19, 2001
--------------------------------------------------------------------------------

TO THE SHAREHOLDERS OF TESSCO TECHNOLOGIES INCORPORATED:

    NOTICE IS HEREBY GIVEN that the 2001 Annual Meeting of Shareholders of TESSCO Technologies Incorporated, a Delaware corporation (the "Company"), will be held at the Company's corporate headquarters, 11126 McCormick Road, Hunt Valley, Maryland 21031 USA, on Thursday, July 19, 2001 at 10:00 a.m., local time, for the following purposes:

    1. To elect two directors for a three-year term ending at the Annual Meeting of Shareholders to be held in 2004 and until their respective successors are duly elected and qualify.

    2. To ratify the appointment of Arthur Andersen LLP as the Company's independent public accountants for fiscal year 2002.

    3. To act upon any other matter which may properly come before the Annual Meeting or any adjournment or postponement thereof.

    The Board of Directors of the Company has fixed the close of business on June 1, 2001 as the record date for determining shareholders of the Company entitled to notice of and to vote at the Annual Meeting. A list of shareholders as of the record date will be available for inspection by shareholders at the Company's corporate headquarters during business hours for a period of ten days before the Annual Meeting.

    The votes cast on the above matters will be tabulated at the 2001 annual meeting. It is not anticipated that any presentations or other business will be conducted at that time.

    We invite your attention to the attached Proxy Statement and to the enclosed Annual Report of the Company for the fiscal year ended April 1, 2001.

                                          By Order of the Board of Directors,

                                          [LOGO]

                                          Mary Lynn Schwartz
                                          Corporate Secretary

Hunt Valley, Maryland
June 15, 2001

EVEN IF YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENVELOPE PROVIDED. IF YOU ATTEND THE MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE IN PERSON.

                        TESSCO TECHNOLOGIES INCORPORATED
                              11126 MCCORMICK ROAD
                        HUNT VALLEY, MARYLAND USA 21031

                 ---------------------------------------------
                                PROXY STATEMENT
                 ---------------------------------------------
                 INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

    The enclosed proxy is being furnished to shareholders of TESSCO Technologies Incorporated, a Delaware corporation (the "Company"), in connection with the solicitation by the Board of Directors of the Company of proxies for use at the Annual Meeting of Shareholders to be held at the Company's corporate headquarters, 11126 McCormick Road, Hunt Valley, Maryland 21031, on Thursday, July 19, 2001 at 10:00 a.m., local time, and at any adjournment or postponement thereof.

SOLICITATION

    The solicitation of proxies is being made primarily by mail, but directors, officers and employees may also engage in the solicitation of proxies by telephone. The cost of soliciting proxies will be borne by the Company. The Company has retained the services of Innisfree M&A Incorporated to assist in the solicitation of proxies at a cost to the Company not to exceed $6,500. In addition, the Company may reimburse brokers, custodians, nominees and other record holders for their reasonable out-of-pocket expenses in forwarding proxy material to beneficial owners.

    This Proxy Statement and the accompanying form of proxy are being sent to shareholders on or about June 15, 2001.

REVOCATION OF PROXIES

    A proxy may be revoked at any time before its exercise by the filing of a written notice of revocation with the Secretary of the Company, by delivering to the Company a duly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person. However, if you are a shareholder whose shares are not registered in your own name, you will need additional documentation from your record holder to vote personally at the Annual Meeting.

VOTING RIGHTS AND OUTSTANDING SHARES

    The Board of Directors of the Company has fixed the close of business on June 1, 2001 as the record date for determining the shareholders of the Company entitled to notice of and to vote at the Annual Meeting. On the record date, the Company had outstanding 4,500,529 shares of Common Stock, $0.01 par value per share. Each share of Common Stock entitles the holder to one vote on each matter to be voted on at the Annual Meeting. There is no cumulative voting for the election of directors.

    The presence, in person or by proxy, of at least a majority of the total number of shares of Common Stock entitled to vote is necessary to constitute a quorum at the Annual Meeting. In the event there are not sufficient votes for a quorum or to approve any proposal at the Annual Meeting, the Annual Meeting may be adjourned in order to permit the further solicitation of proxies.

    All outstanding shares of the Company's Common Stock represented by properly executed and unrevoked proxies received in time for the Annual Meeting will be voted. A shareholder may, with respect to the election of directors, (i) vote "FOR" the election of the named director nominees, (ii) "WITHHOLD AUTHORITY" to vote for all named director nominees, or (iii) vote for the election of all director nominees other than any nominee with respect to whom the shareholder withholds authority to vote by striking a line through such nominee's name on the proxy. A shareholder may, with respect to each other matter specified in the notice of meeting, (i) vote "FOR" the matter, (ii) vote "AGAINST" the matter, or (iii) "ABSTAIN" from voting on the matter. Shares will be voted as instructed in the accompanying proxy on each matter submitted to shareholders. If no instructions are given, the shares will be voted FOR the election of the named director nominees and FOR the ratification of the appointment of Arthur Andersen LLP as the Company's independent public accountants.

    A proxy submitted by a shareholder may indicate that all or a portion of the shares represented by the proxy are not being voted by the shareholder with respect to a particular matter. This could occur, for example, when a broker is not permitted to vote Common Stock held in street name on certain matters in the absence of instructions from the beneficial owner of the Common Stock. These "nonvoted shares," i.e., shares subject to a proxy which are not being voted with respect to a particular matter, will be considered shares not present and entitled to vote on such matter, although these shares may be considered present and entitled to vote for other purposes and will count for purposes of determining the presence of a quorum.

REQUIRED VOTE

    The affirmative vote of a plurality of the shares of Common Stock present in person or by proxy at the Annual Meeting and entitled to vote on the election of directors is required to elect directors. Accordingly, if a quorum is present at the Annual Meeting, the two persons receiving the greatest number of votes will be elected to serve as directors. Therefore, withholding authority to vote for a director(s) and "nonvoted shares" with respect to the election of directors will not affect the outcome of the election of directors. The affirmative vote of a majority of the shares of Common Stock present in person or by proxy at the Annual Meeting and entitled to vote thereon is required to approve each matter other than the election of directors. Under Delaware law, abstentions with respect to matters other than the election of directors are generally considered as shares present and entitled to vote and thus have the same effect as a vote against such matter. "Nonvoted shares" with respect to such a matter will not be considered as present and entitled to vote on the matter and thus will not affect the determination of whether the matter is approved.

    The Board of Directors knows of no additional matters that will be presented for consideration at the Annual Meeting. Delivery of an executed proxy, however, confers on the designated proxy holders discretionary authority to vote the shares in accordance with their discretion on such other business, if any, as may properly come before the Annual Meeting or any adjournment thereof. Proxies solicited by means of this proxy statement will be tabulated by inspectors of election designated by the Board, who will not be employees or directors of the Company or any of its affiliates.

                    PROPOSALS TO BE VOTED ON AT THE MEETING

PROPOSAL 1. ELECTION OF DIRECTORS

    The Company's Bylaws provide that the Board of Directors is divided into three classes, each class consisting, as nearly as possible, of one-third of the total number of directors, and each class having a three-year term. Each year the directors in one class are elected to serve for a term of three years. The Board of Directors is currently composed of six members. One class of directors, consisting of Jerome C. Eppler and Dennis J. Shaughnessy, has a term of office expiring at the Annual Meeting and until their successors are elected and qualified. Messrs. Eppler and Shaughnessy have each been nominated for a three-year term expiring at the Annual Meeting of Shareholders in 2004 and until their successors are elected and qualified. In the event that either nominee is unable or unwilling to serve, the persons named in the proxy will vote for such substitute nominee or nominees as they, in their discretion, shall determine. The Board of Directors has no reason to believe that any nominee named herin will be unable or unwilling to serve.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF ALL NAMED DIRECTOR NOMINEES.

    Set forth below is information concerning the nominees for election and those directors whose terms continue beyond the date of the Annual Meeting.

NOMINEES FOR DIRECTOR FOR A THREE-YEAR TERM EXPIRING AT THE 2004 ANNUAL MEETING

    JEROME C. EPPLER, age 77, has been a director of the Company since 1985. He is the owner of Eppler & Company, a private financial advisor.

    DENNIS J. SHAUGHNESSY, age 54, has been a director of the Company since 1989. He has served as General Partner of Grotech Capital Group, Inc. since 1989. Mr. Shaughnessy also currently serves on the Boards of FTI
Consulting, Inc. and U.S. Vision, Inc.

DIRECTORS CONTINUING IN OFFICE.

    Directors whose term will expire at the 2002 Annual Meeting:

    ROBERT B. BARNHILL, JR., age 57, has served as President and Chief Executive Officer of the Company since 1982, and of its predecessor since 1975.
Mr. Barnhill has been a director of the Company since 1982, and of its predecessor since 1967, and has been Chairman of the Board since November 1993.

    BENN R. KONSYNSKI, PH.D., age 50, has been a director of the Company since November 1993. He has been the George S. Craft Professor of Business Administration for Decision and Information Analysis at the Goizueta Business School of Emory University since April 1992. From 1987 to April 1992,
Dr. Konsynski was a professor at the School of Business of Harvard University. He has been a consultant to the Company since 1989. Dr. Konsynski also serves as a director of Harbinger Corporation.

    Directors whose term will expire at the 2003 Annual Meeting:

    JOHN D. BELETIC, age 49, has been a director of the Company since
July 1999. He is Chairman and Chief Executive Officer of Weblink
Wireless, Inc., an advanced wireless messaging and traditional paging services company, which he joined in 1992. On May 24, 2001, Weblink Wireless, Inc. announced that it filed a petition for reorganization under Chapter 11 of the federal bankruptcy laws and that it plans to utilize this process to convert its high yield notes into equity.

    MORTON F. ZIFFERER, JR., age 53, has been a director of the Company since November 1993. He has served as Chairman and Chief Executive Officer of New Standard Corporation, a metal products manufacturer, since 1983.

BOARD COMMITTEES AND MEETINGS

    The Board of Directors has an Audit Committee consisting of Messrs. Eppler, Konsynski and Zifferer, and a Compensation Committee consisting of Messrs. Beletic, Shaughnessy and Zifferer. The Board of Directors does not have a nominating committee.

    The purpose of the Audit Committee is to assist the Board of Directors in its general oversight of the Company's financial reporting, internal control and audit functions. Its duties include recommending to the Board the selection of independent auditors, reviewing the scope and approach of audits conducted by them, as well as the results of their audits, and to consider and review with management and the outside auditor the Company's internal system of accounting and financial controls. The Audit Committee operates under a written charter adopted by the Board of Directors, a copy of which is included in this proxy statement as Exhibit A. The Audit Committee met four times during fiscal 2001.

    The Compensation Committee is responsible for the overall administration of the Company's compensation policies and practices, including the recommendation of compensation for officers and employees of the Company and for matters relating to compensation plans and arrangements. In addition, the Compensation Committee approves awards under and administers the Company's Employee Incentive Stock Option Plan and 1994 Stock and Incentive Plan. The Compensation Committee met four times during fiscal 2001.

    The Board of Directors met four times during fiscal 2001. No director serving on the Board has attended fewer than 75% of the total number of meetings of the Board and of the Committees of which he was a member during fiscal 2001.

DIRECTOR COMPENSATION

    Effective August 1999, in consideration for services on the Board, each non-employee Director of the Company is paid $1,000 per calendar month plus $500 for each meeting of the Board or Committee of the Board that he or she attends (or $250 when he or she participates telephonically); however, no additional fees are paid in respect of meetings of Committees of the Board held on the same days as and in connection with meetings of the Board. Each non-employee Director may elect to receive shares of the Company's Common Stock in lieu of cash for the foregoing fees, and is also separately reimbursed for reasonable out-of-pocket expenses incurred in connection with his or her attendance at Board or Committee meetings.

PROPOSAL 2. RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS

    The Board of Directors has selected the firm of Arthur Andersen LLP to serve as independent public accountants for the fiscal year ending March 31, 2002, subject to the ratification of such appointment by the shareholders. Representatives of Arthur Andersen LLP are expected to be present at the Annual Meeting. They will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS INDEPENDENT PUBLIC ACCOUNTANTS FOR FISCAL YEAR 2002.

          SECURITY OWNERSHIP OF MANAGEMENT AND PRINCIPAL SHAREHOLDERS

    The following table sets forth information regarding the ownership of Common Stock of the Company as of June 1, 2001 by (i) all shareholders known by the Company to beneficially own more than five percent of the Common Stock,
(ii) each of the directors and Named Executive Officer, and (iii) executive officers as a group.

                                                                   AMOUNT AND NATURE        PERCENT
NAME OF BENEFICIAL OWNER                                      OF BENEFICIAL OWNERSHIP (1)   OF CLASS
------------------------                                      ---------------------------   --------
DIRECTORS AND NOMINEES FOR DIRECTOR:
Robert B. Barnhill, Jr. (2).................................           1,120,012              24.9
John D. Beletic (3).........................................               5,000                 *
Jerome C. Eppler (4)(5).....................................              17,000                 *
Benn R. Konsynski, Ph.D. (5)................................              31,000                 *
Dennis J. Shaughnessy (5)...................................              14,750                 *
Morton F. Zifferer, Jr. (5).................................              31,000                 *
Patrick J. Bennett..........................................                 200                 *
Richard A. Guipe (6)........................................              20,000                 *
Douglas A. Rein (7).........................................              15,552                 *
Mary Lynn Schwartz (8)......................................              29,529                 *
Robert C. Singer............................................                 397                 *
Randolph S. Wilgis (9)......................................              26,272                 *

All directors and executive officers as a group (12 persons)
  (10)......................................................           1,310,712              29.1

PRINCIPAL SHAREHOLDERS:
GeoCapital, LLC (11)........................................             395,300               8.8
Nicholas Company, Inc. (12).................................             285,000               6.3

--------------------------

*   Less than 1% of the outstanding Common Stock.

(1) Unless otherwise noted, each person exercises sole (or shares with a spouse or other immediate family member) voting and dispositive power as to the shares reported. Persons are deemed to beneficially own shares which they have the right to acquire beneficial ownership of within 60 days. Shares subject to options exercisable within 60 days are deemed outstanding for computing the percentage of the outstanding shares held by the person holding such options, but not for computing the percentage of shares held by any other person.

(2) Includes 150,000 shares held by Mr. Barnhill's spouse and children; 294,000 shares subject to currently exercisable stock options; and 10,000 shares held by a private charitable foundation of which Mr. Barnhill and his spouse are the sole directors. Mr. Barnhill disclaims beneficial ownership over the shares held by the foundation. Mr. Barnhill's address is 11126 McCormick Road, Hunt Valley, Maryland 21031.

(3) Includes 3,000 shares subject to options exercisable within 60 days of June 1, 2001.

(4) Includes 11,000 shares held by a trust under which Mr. Eppler is sole beneficiary.

(5) Includes 1,000 shares subject to a currently exercisable stock option.

(6) Includes 20,000 shares subject to a currently exercisable stock option.

(7) Includes 15,000 shares subject to options exercisable within 60 days of June 1, 2001.

(8) Includes 18,000 shares subject to a currently exercisable stock option and 11,100 shares subject to options exercisable within 60 days of June 1, 2001.

(9) Includes 16,375 shares subject to currently exercisable stock options and 3,000 shares subject to options exercisable within 60 days of June 1, 2001.

(10) Includes 352,375 shares subject to currently exercisable stock options and 32,100 shares subject to options exercisable within 60 days of June 1, 2001.

(11) Derived from Amendment No. 1 to Schedule 13G filed by GeoCapital LLC on March 29, 2001. GeoCapital's address is 767 Fifth Avenue, New York, N.Y. 10153.

(12) Derived from Amendment No. 3 to Schedule 13G filed by Albert O. Nicholas, Nicholas Company, Inc., and Nicholas Limited Edition, Inc. on February 12, 2001. Nicholas' address is 700 North Water Street, Milwaukee, Wisconsin 53202.

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

EXECUTIVE COMPENSATION

    The following table summarizes the compensation awarded to, earned by, or paid to the Company's Chief Executive Officer during fiscal 2001, 2000 and 1999 and the other executive officers for whom such reporting is required during fiscal 2001 (the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                                LONG-TERM
                                                                              COMPENSATION
                                                    ANNUAL COMPENSATION       -------------
                                       FISCAL    --------------------------      OPTIONS         ALL OTHER
NAME AND PRINCIPAL POSITION             YEAR     SALARY ($)   BONUS ($) (1)   (# OF SHARES)   COMPENSATION ($)
---------------------------           --------   ----------   -------------   -------------   ----------------
Robert B. Barnhill Jr.,.............    2001       442,308            --         40,000            32,423(2)
  Chairman of the Board,                2000       307,693       150,000         40,000            33,855(2)
  President and Chief                   1999       240,000            --         40,000            31,954(2)
  Executive Officer

Patrick J. Bennett,.................    2001        38,461            --         50,000                --(3)
  Senior Vice President
  of Solutions Development
  and Marketing

Richard A. Guipe,...................    2001       200,000            --          7,000            50,969(4)
  Senior Vice President                 2000       175,769        70,000         32,000             1,874(5)
  of Sales and Market                   1999       170,000            --             --             1,020(5)
  Development

Douglas A. Rein,....................    2001       200,000            --             --            41,914(6)
  Senior Vice President                 2000       131,868        28,333         50,000            24,951(7)
  of Fulfillment and
  Operations

Robert C. Singer,...................    2001       200,000            --          4,000                92(5)
  Senior Vice President,                2000        95,385        20,000         50,000                --
  Chief Financial Officer

Mary Lynn Schwartz,.................    2001       200,000            --          2,000               969(5)
  Senior Vice President,                2000       154,769        40,000          7,000             1,658(5)
  Chief Administrative                  1999       133,853            --         30,000                --
  Officer and Corporate
  Secretary

Randolph S. Wilgis,.................    2001       200,000            --          3,000               969(5)
  Senior Vice President                 2000       160,846       100,000         26,000             1,697(5)
  of New Business Development           1999       121,442            --             --               729(5)

------------------------

(1) Represents bonuses paid pursuant to the Company's Officers' Value Share Program, described below.

(2) Includes (i) premiums in the amount of $12,500 for a life insurance policy;
    (ii) premiums in the amount of $17,995 for a split-dollar life insurance policy arrangement with the Company; and (iii) $1,459, $3,360 and $1,928 allocated to Mr. Barnhill's Retirement Savings Plan account in fiscal 1999, 2000 and 2001, respectively. Does not include a contribution by the Company of $40,995 for 1999, 2000 and 2001, to a supplemental executive retirement plan for Mr. Barnhill. See "Employment Agreements."

(3) Mr. Bennett joined the Company in February 2001.

(4) Represents a $50,000 special performance bonus and $969 allocated to Mr. Guipe's Retirement Savings Plan.

(5) Represents amounts allocated to the Retirement Savings Plan accounts of Messrs. Bennett, Guipe, Singer and Wilgis and Ms. Schwartz.

(6) Represents relocation expenses of $41,545 and $369 allocated to Mr. Rein's Retirement Savings Plan.

(7) Represents relocation expenses. Mr. Rein joined the Company in July 1999.

EMPLOYMENT AGREEMENTS

    In March 1994, the Company entered into an employment agreement with Mr. Barnhill providing for his employment as Chairman of the Board, President and Chief Executive Officer at a minimum annual base salary of $240,000 and cash bonuses in accordance with the Company's Officer's Value Share Plan. This plan is designed to reward the Company's officers based upon the growth in the Company's earnings and improvement in other key corporate performance measures. The employment agreement provides for an initial term of three years, and, unless the Board of Directors notifies Mr. Barnhill otherwise before the end of any calendar year, the term of the agreement automatically renews daily for the succeeding three-year period. In August 1999, the Compensation Committee of the Board of Directors increased Mr. Barnhill's annual base salary to $350,000. In April 2000, the Compensation Committee of the Board of Directors further increased Mr. Barnhill's annual base salary to $450,000.

    The employment agreement also provides for the establishment of a supplemental executive retirement plan, which will provide Mr. Barnhill with a $75,000 annual pension benefit payable on Mr. Barnhill's retirement, termination of employment for reasons other than cause (as defined in the employment agreement) or attainment of age 62. The employment agreement also provides for
(i) a $2,000,000 split-dollar life insurance policy on Mr. Barnhill and his spouse and (ii) a long-term disability policy providing Mr. Barnhill with a benefit equal to not less than 70% of his annual base salary.

    In the event of the termination of Mr. Barnhill's employment for certain reasons, including death, disability or a termination resulting from a change in control of the Company (as defined in the employment agreement), the employment agreement provides for payment to Mr. Barnhill, when and as due, of the total salary payable to him for the next three years, plus bonuses to which he would have been entitled had he remained in the employ of the Company during the three-year period. In addition, Mr. Barnhill would be entitled to receive the employee benefits he would have received during such three-year period or an after-tax payment in an amount equal to the value of such benefits.

    In January 1996, the Company also adopted a stock compensation program for the Chief Executive Officer, pursuant to which Mr. Barnhill is each quarter granted an option to purchase 10,000 shares of Common Stock at an exercise price equal to not less than the market value of the Company's Common Stock on the date of the grant. All of these options have a term of ten years and generally become exercisable over a five year period following the date of grant, provided that Mr. Barnhill remains employed by the Company.

    The Company is also party to employment letter agreements with each of Messrs. Rein and Singer, pursuant to which Mr. Rein was retained as Senior Vice President of Operations and Fulfillment and Mr. Singer was retained as Senior Vice President and Chief Financial Officer, at annual base salaries of $200,000 each. Messrs. Rein and Singer are also entitled to receive performance based bonuses, in accordance with the Company's Officers' Value Share Plan. The employment letter agreements also each provide for severance payments of between six and nine months salary, depending upon the date of termination of employment, in the event that their employment is terminated by the Company "without good cause" or by them for "good reason", as such terms are defined in the respective employment letter agreements.

PROFIT-SHARING PLAN

    The Company has a 401(k) profit-sharing plan which covers all eligible employees. Under the 401(k) plan, participants are permitted to make salary reduction contributions equal to a percentage of annual salary with matching contributions made by the Company at the discretion of the Board of Directors. The Company's 401(k) profit-sharing plan expense during fiscal 2001 totaled $75,300.

STOCK-BASED COMPENSATION PLANS

    The Company's 1994 Stock and Incentive Plan provides for the grant or award to regular full-time employees (including officers and directors who are not officers) of stock options, stock appreciation rights, restricted stock, restricted stock units and other performance awards, which may be denominated in shares of Common Stock or other securities of the Company. The 1994 Plan also provides for the grant of awards in respect of a limited number of shares to the Company's non-employee Directors. At present, the maximum number of shares of Common Stock with respect to which awards may be granted at any time under the 1994 Plan is 1,172,500, of which options for 123,530 shares have been granted and exercised and options for 928,570 shares have been granted and remain outstanding (i.e., have not lapsed, been cancelled or expired) as of June 1, 2001. No awards may be made under the 1994 Plan after April 12, 2004.

    In addition to the 1994 Stock and Incentive Plan, the Company maintains the 1984 Employee Incentive Stock Option Plan, which provides for the grant of options to acquire up to an aggregate of 401,250 shares of Common Stock. As of June 1, 2001, options to acquire 43,000 shares were outstanding, all of which were fully exercisable and all of which had an exercise price of $12.00 per share. No additional shares are available for award under the 1984 Plan.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                                                                          POTENTIAL
                                                                                                      REALIZABLE VALUE
                                                           INDIVIDUAL GRANTS                             AT ASSUMED
                                      ------------------------------------------------------------     ANNUAL RATE OF
                                       NUMBER OF     PERCENT OF                                          STOCK PRICE
                                      SECURITIES    TOTAL OPTIONS                                     APPRECIATION FOR
                                      UNDERLYING     GRANTED TO     EXERCISE OR                            TERM(1)
                                        OPTIONS     EMPLOYEES IN    BASE PRICE                       -------------------
NAME                                  GRANTED (#)    FISCAL 2001     ($/SHARE)    EXPIRATION DATE       5%        10%
----                                  -----------   -------------   -----------   ----------------   --------   --------
Robert B. Barnhill, Jr..............    10,000(2)         3.6%        $21.000     April 28, 2010     132,067    334,685
                                        10,000(2)         3.6%        $26.000     July 30, 2010      163,511    414,372
                                        10,000(2)         3.6%        $23.625     October 31, 2010   148,575    376,521
                                        10,000(2)         3.6%        $20.000     January 31, 2011   125,778    318,748
Patrick J. Bennett..................    50,000(2)        18.1%        $20.250     February 5, 2007   344,351    781,205
Richard A. Guipe....................     4,000(2)         1.4%        $24.875     June 26, 2006       33,840     76,770
                                         3,000(2)         1.1%        $23.375     August 8, 2006      23,850     54,106
Mary Lynn Schwartz..................     2,000(2)         0.7%        $24.875     June 26,2006        16,920     38,385
Robert C. Singer....................     4,000(2)         1.4%        $24.875     June 26, 2006       33,840     76,770
Randolph S. Wilgis..................     3,000(2)         1.1%        $24.875     June 26, 2006       25,380     57,578

--------------------------

(1) Potential Realizable Values are based on an assumption that the stock price of the Common Stock on the date of grant equals the exercise price shown for each particular option grant and appreciates at the annual rate shown (compounded annually) from the date of grant until the end of the term of the option. These amounts are reported net of the option exercise price, but before any taxes associated with exercise or subsequent sale of the underlying stock. The actual value, if any, an option holder may realize will be a function of the extent to which the stock price exceeds the exercise price on the date the option is exercised and also will depend on the option holder's continued employment through the vesting period. The actual value to be realized by the option holder may be greater or less than the values estimated in this table.

(2) These options, which were issued under the Company's 1994 Stock and Incentive Plan, generally vest over a three-year period commencing on the second anniversary of date of grant, provided that the recipient remains an employee of the Company and subject to such other conditions as the Compensation Committee may impose. To the extent not then exercised, these options generally expire on either the sixth or the tenth anniversary of the date of grant.

    The following table sets forth information with respect to fiscal year 2001 option exercises by, and fiscal year-end option values for, each of the Named Executive Officers.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                                                     NUMBER OF
                                                                                     SECURITIES
                                                                                     UNDERLYING             VALUE OF
                                                                                    UNEXERCISED        UNEXERCISED IN-THE-
                                                                                 OPTIONS AT FISCAL      MONEY OPTIONS AT
                                                                                      YEAR-END           FISCAL YEAR-END
                                                                                --------------------   -------------------
                                         SHARES ACQUIRED                            EXERCISABLE/          EXERCISABLE/
NAME                                       ON EXERCISE     VALUE REALIZED (1)      UNEXERCISABLE        UNEXERCISABLE (2)
----                                     ---------------   ------------------   --------------------   -------------------
Robert B. Barnhill, Jr.................          --                  --         294,000 /   124,000        -- /   --
Patrick J. Bennett.....................          --                  --              -- /    50,000        -- /   --
Richard A. Guipe.......................          --                  --          20,000 /    39,000        -- /   --
Douglas A. Rein........................          --                  --              -- /    50,000        -- /   --
Mary Lynn Schwartz.....................          --                  --          18,000 /    36,000        -- /   --
Robert C. Singer.......................          --                  --              -- /    54,000        -- /   --
Randolph S. Wilgis.....................       6,625             137,453          12,375 /    33,300        -- /   --

--------------------------

(1) The value realized represents the difference between the market value per share of the Company Common Stock on the date of exercise and the per share exercise price, multiplied by the applicable number of shares for which options were exercised.

(2) Value is based on the difference between the stock option exercise price and the closing price of the Company's Common Stock on the Nasdaq Stock Market on March 30, 2001 of $9.313 per share.

    NOTWITHSTANDING ANYTHING TO THE CONTRARY SET FORTH IN ANY OF THE COMPANY'S PREVIOUS FILINGS UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES EXCHANGE ACT OF 1934, THAT MIGHT INCORPORATE FUTURE FILINGS, INCLUDING ALL OR ANY PORTIONS OF THIS PROXY STATEMENT, THE FOLLOWING REPORT AND STOCK PERFORMANCE GRAPH SHALL NOT BE DEEMED TO BE INCORPORATED BY REFERENCE INTO ANY SUCH FILINGS AND SHALL NOT OTHERWISE BE DEEMED TO BE FILED UNDER SUCH ACTS.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

    The Board of Directors has delegated to the Compensation Committee responsibility for developing and administering programs for compensating the Company's executive officers. The entire Board also approves the Committee's compensation recommendations with respect to salaries and bonuses of executive officers. The Committee, which currently consists of Messrs. Shaughnessy, Zifferer and Beletic (none of whom are officers or employees of the Company), believes that the Company's success is attributable in large part to the management and leadership efforts of its executive officers. The Company's management team has substantial experience in the distribution industry in general and the wireless communications industry in particular. Mr. Barnhill, the Chairman of the Board, President and Chief Executive Officer of the Company, has been instrumental in the Company's business success. The Company and the Compensation Committee intend to maintain compensation policies, plans and programs that will attract and retain executive officers who can enhance shareholder value. Generally speaking, the Compensation Committee seeks to use the same policies and guidelines in determining the compensation to be paid to its executive officers as it uses for the Company's other employees and other key contributors to the Company's success.

    The Company has designed a compensation package that will achieve the following principal objectives:

    - provide the Company's executives with total compensation that is sufficiently competitive to attract and retain high-quality people. In general, this involves establishing an individual's base salary in light of that individual's responsibilities, experience, personal performance and contribution to the Company's overall performance. The base salary and performance-based incentives are designed to establish an individual's total compensation at a level that competes favorably with the overall pay levels of comparable companies (i.e., companies comparable in size and with business operations similar to those of the Company) and to reward outstanding performance.

    - link a significant portion of annual compensation to performance-based incentives. This is done primarily by means of the Company's Value Share Program and the grant of stock options.

    - provide long-term incentives that are consistent with the Company's strategic goals and the creation of shareholder value. This is done through the grant of stock options.

    - structure the compensation program to be viewed favorably by the Company's shareholders, employees, the financial community, and the general public.

    The Internal Revenue Code places limits on the amount of non-performance-based compensation paid to executive officers that may be deducted by the Company for federal income tax purposes. The Company has structured compensation programs to minimize the portion of any executive compensation that is not deductible for federal income tax purposes.

    The Committee annually reviews each executive officer's compensation, including the compensation levels of the Company's Chairman, President and Chief Executive Officer. When reviewing compensation, the Committee considers individual and corporate performance, levels of responsibility, prior experience, breadth of knowledge and competitive pay practices with respect to salary. The Chief Executive Officer's minimum base salary of $240,000 is determined pursuant to an employment agreement between the Company and the Chief Executive Officer, effective as of April 1994. In August 1999, in recognition of Mr. Barnhill's continued contribution to the overall success of the Company, the Compensation Committee unanimously approved an increase in his base salary to $350,000. Subsequently, in April 2000, largely in recognition of the Company's financial performance, the Compensation Committee unanimously approved a further increase in the base salary of the Chief Executive Officer to $450,000. Salaries for the other Named Executive Officers are established based on the principles discussed with respect to the Chief Executive Officer. The bonuses paid to the Named Executive Officers, including the Chief Executive Officer, are determined pursuant to the Company's Officers' Value Share Plan.

    The Company has also adopted a stock compensation program for the Chief Executive Officer. This program provides for quarterly grants of options to purchase 10,000 shares of Common Stock at an exercise price at least equal to the fair market value of the Common Stock on the date of grant. Accordingly, Mr. Barnhill was granted options during fiscal year 2001 for 40,000 shares at exercises prices ranging from $20.00 to $26.00 per share. Vesting of these options occurs over time and the options have a term of ten years.

    During fiscal 2001, the Committee also granted options to purchase 66,000 shares of Common Stock to other executive officers other than Mr. Barnhill. The awards made to the other executive officers also were granted to provide further incentives to increase shareholder value and were deemed by the Committee to be appropriate in light of the officers' expected contributions to the Company's performance. The Committee has noted that revenues have increased by an average of 24% annually from fiscal 1993 to fiscal 2001, with net income increasing by an average of 47% annually from fiscal 1993 to fiscal 2001. The Committee intends to continue to recommend stock-based compensation awards as a significant part of the Company's overall compensation program.

                                          Respectively,

                                          John D. Beletic
                                          Dennis J. Shaughnessy
                                          Morton F. Zifferer, Jr.

                         REPORT OF THE AUDIT COMMITTEE

    The Audit Committee is comprised solely of independent directors, as defined in the Marketplace Rules of The Nasdaq Stock Market, and it operates under a written charter adopted by the Board of Directors, a copy of which is included with this proxy statement as Exhibit A. The composition of the Audit Committee, the attributes of its members and the responsibilities of the Committee, as reflected in its charter, are intended to be in accordance with applicable requirements for corporate audit committees. The Committee reviews and assesses the adequacy of its charter on an annual basis.

    As described more fully in its charter, the purpose of the Audit Committee is to assist the Board of Directors in its general oversight of the Company's financial reporting, internal control and audit functions. Management is responsible for the preparation, presentation and integrity of the Company's financial statements, accounting and financial reporting principles, internal controls and procedures designed to ensure compliance with accounting standards, applicable laws and regulations. Arthur Andersen LLP, the Company's independent auditing firm, is responsible for performing an independent audit of the consolidated financial statements in accordance auditing standards generally accepted in the United States.

    The Audit Committee members are not professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management and the independent auditor, nor can the Committee certify that the independent auditor is "independent" under applicable rules. The Committee serves a board-level oversight role, in which it provides advice, counsel and direction to management and the auditors on the basis of the information it receives, discussions with management and the auditors and the experience of the Committee's members in business, financial and accounting matters.

    The Committee has reviewed and discussed the consolidated financial statements with management and the independent auditor, and management represented to the Committee that the Company's consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States. The Committee has discussed with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, "Communication with Audit Committee."

    The Company's independent auditor also provided the Committee with the written disclosures required by Independence Standards Board Standard No. 1, "Independence Discussions with Audit Committees," and the Committee discussed with the independent auditor that firm's independence.

    Based on the Committee's discussions with management and the independent auditor, the Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company's annual report on Form 10-K for the year ended April 1, 2001.

                                          Sincerely,

                                          Jerome C. Eppler
                                          Benn R. Konsynski, Ph.D
                                          Morton F. Zifferer, Jr.

FEES PAID TO ARTHUR ANDERSEN LLP

    The following table shows the fees paid or accrued by the Company for the audit and other services provided by Arthur Andersen LLP for fiscal year 2001:

Audit Fees (1)..............................................  $ 66,000
Financial Information Systems Design and Implementation
  Fees......................................................  $      0
All Other Fees (2)..........................................  $108,700
Total.......................................................  $174,700

(1) Audit Services of Arthur Andersen LLP for fiscal year 2001 consisted of the examination of the consolidated financial statements of the Company and quarterly review of financial statements.

(2) "All Other Fees" includes $14,000 for audit-related services, including among other items, statutory, benefit plan audits and services related to filings made with the Securities and Exchange Commission and $91,500 for other services, including, among other items, tax services and accounting consulting. The Audit Committee considered whether the provision by Arthur Andersen LLP of non-audit services to the Company is compatible with maintaining Arthur Andersen's independence.

                       PERFORMANCE MEASUREMENT COMPARISON

    The chart set forth below shows the value of an investment of $100 on September 28, 1994 in each of the Company's Common Stock, the Russell 2000 index and a peer group index for the period September 28, 1994 to March 31, 2001. All values assume reinvestment of the pre-tax value of dividends.

                     COMPARISON OF CUMULATIVE TOTAL RETURN

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

        TESSCO  RUSSELL 2000  PEERS
Sep-94  100.00        100.00  100.00
Dec-94  136.46         98.41  128.22
Mar-95  145.83        102.50  132.45
Jun-95  151.04        111.49  143.96
Sep-95  216.67        122.00  160.50
Dec-95  237.50        123.42  146.88
Mar-96  239.58        130.02  153.03
Jun-96  304.17        136.25  156.67
Sep-96  347.92        136.16  165.00
Dec-96  306.25        142.54  210.87
Mar-97  154.17        137.17  180.53
Jun-97  180.21        155.81  252.75
Sep-97  231.25        178.39  336.11
Dec-97  150.00        171.78  213.00
Mar-98  144.79        188.95  257.12
Jun-98  164.58        179.79  224.16
Sep-98  171.88        142.92  123.10
Dec-98  189.58        165.86  216.98
Mar-99  176.04        156.30  119.47
Jun-99  179.17        179.91  157.10
Sep-99  141.67        167.96  165.93
Dec-99  155.21        198.41  244.98
Mar-00  171.88        211.91  237.35
Jun-00  233.33        203.31  196.05
Sep-00  212.50        204.94  148.33
Dec-00  150.00        190.07  118.74
Mar-01   77.60        177.10   96.67

               VALUE OF INVESTMENT OF $100 ON SEPTEMBER 28, 1994

    The peer group consists of the following companies engaged in retail and/or wholesale product distribution: Fastenal Co.; Cellstar Corporation; Brightpoint, Inc.; Andrew Corporation; until 1998, Viking Office Products Inc.; and until 1999, Micro Warehouse, Inc. All of these companies except for Viking Office Products, Inc. and Micro Warehouse, Inc., were publicly traded as of April 1, 2001.

    Subsequent to 1998, Viking Office Products, Inc. is no longer included in the peer group because its stock was acquired by Office Depot, Inc. and ceased to be publicly traded. Subsequent to 1999, Micro Warehouse, Inc. is not included in the peer group because its stock was then acquired by Bridgeport
Holding, Inc. and ceased to be publicly traded. Continuing to include Viking and Micro Warehouse in the peer group for prior years is immaterial to the presentation of the return of the peer group as a whole.

                             ADDITIONAL INFORMATION

SHAREHOLDER PROPOSALS FOR THE 2002 ANNUAL MEETING

    Any shareholder proposal intended for inclusion in the proxy material for the 2002 Annual Meeting of Shareholders must be received in writing by the Company, at the address set forth on the first page of this Proxy Statement, on or before February 15, 2002. Any such proposal will be subject to the requirements of Exchange Act Rule 14a-8.

    If a shareholder intends to submit a proposal at the 2002 annual meeting that is not eligible for inclusion in the proxy statement and proxy, the shareholder must do so no later than May 1, 2002. If such a shareholder fails to comply with the foregoing notice provision, the proxy holders will be allowed to use their discretionary authority when the proposal is raised at the 2002 annual meeting.

OTHER MATTERS

    As of the date of this Proxy Statement, the Board of Directors of the Company knows of no other business that will be presented for consideration at the Annual Meeting. Execution of a proxy, however, confers on the designated proxy holders discretionary authority to vote the shares in accordance with their discretion on such other business, if any, that may properly come before the Annual Meeting or any adjournments thereof.

    THE COMPANY WILL PROVIDE WITHOUT CHARGE TO EACH PERSON RECEIVING THIS PROXY STATEMENT, UPON THE WRITTEN REQUEST OF SUCH PERSON, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K, INCLUDING THE FINANCIAL STATEMENTS AND SCHEDULES THERETO, REQUIRED TO BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION FOR THE FISCAL YEAR ENDED APRIL 1, 2001. WRITTEN REQUESTS FOR A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K SHOULD BE DIRECTED TO MARY LYNN SCHWARTZ, CORPORATE SECRETARY, 11126 MCCORMICK ROAD, HUNT VALLEY, MARYLAND 21031.

                                          By Order of the Board of Directors,

                                          [LOGO]

                                          Mary Lynn Schwartz
                                          Corporate Secretary

June 15, 2001

                                   EXHIBIT A
                        TESSCO TECHNOLOGIES INCORPORATED
                            AUDIT COMMITTEE CHARTER
                                    PURPOSE

    The Audit Committee (the "Committee") is a committee of the Board of Directors (the "Board") of TESSCO Technologies, Inc. (the "Company"). Its primary function is to assist the Board in fulfilling its oversight responsibilities by reviewing the financial information which will be provided to the shareholders and others, the systems of internal controls which management and the Board have established and the audit process. In doing so, it is the responsibility of the Committee to provide an open avenue of communication between the Board, management and the outside auditors.

                                  ORGANIZATION

    a. Members of the Committee shall be appointed by the Board. Each member shall serve until the earlier to occur of the date on which he or she shall
(1) be replaced by the Board; (2) resign from the Committee; or (3) resign from the Board.

    b. The Committee shall have at least three (3) members and shall be comprised solely of independent directors (except as otherwise permitted by applicable law, rule or regulation). Each member shall be able to read and understand fundamental financial statements, including the Company's balance sheet, income statement and cash flow statement or will be able to do so within a reasonable period of time after his or her appointment to the Committee.

    c. At least one member of the Committee shall have past employment experience in finance or accounting, requisite professional certification in accounting or any other comparable experience or background which results in the individual's financial sophistication, including being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities.

    d. As used in this charter, "independent director" means a director who is not an officer or employee of the Company or its subsidiaries and does not have a relationship which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The following persons shall not be considered independent:

    (1) a director who is employed by the Company or any of its affiliates for the current year or any of the past three (3) years;

    (2) a director who accepts any compensation from the company or any of its affiliates during the previous fiscal year, other than compensation for board service, benefits under a tax-qualified retirement plan or non-discretionary compensation;

    (3) a director who is a member of the immediate family of an individual who is, or has been in any of the past three (3), years employed by the Company or any of its affiliates as an executive officer. Immediate family includes a person's spouse, parents, children, siblings, mother-in-law, father-in-law, brother-in-law, sister-in-law, son-in-law, daughter-in-law or anyone who resides in such person's home;

    (4) a director who is affiliated with a significant customer or supplier of the company.

    (5) a director who is employed as an executive of another entity where any of the Company's executives serve on that entity's compensation committee.

    e. The Board shall appoint one of the members of the Committee as Chairperson. It is the responsibility of the Chairperson to schedule all meetings of the Committee and provide the Committee with a written agenda for all meetings.

RIGHTS AND RESPONSIBILITIES

a.  General

    1. The Committee shall have the power to conduct or authorize investigations into any matter within the Committee's scope of responsibilities with full power to retain outside counsel or other experts for this purpose. The Committee shall have unrestricted access to members of management and all information relevant to its responsibilities.

    2. The Committee shall meet at least three (3) times per year or more frequently as circumstances require. The Committee may ask members of management or others to attend meetings and provide pertinent information as necessary.

    3. The Committee shall report its actions to the Board with such recommendations as the Committee may deem appropriate and issue all required reports, including the report required by the Securities and Exchange Commission to be included in the Company's annual proxy.

    4. The Committee shall review and reassess the adequacy of this charter at least annually.

    5. The Committee shall meet with the outside auditor, in separate executive sessions, to discuss any matters that the Committee or the outside auditor believe should be discussed privately.

    6. The Committee shall perform such other functions required by law, the Company's charter, the bylaws or the Board.

b.  Internal Controls and Risk Assessment

    1. The Committee shall consider and review with management and the outside auditor the effectiveness of or weaknesses in the Company's internal controls, including computerized information system controls and security, the overall control environment and accounting and financial controls.

    2. The Committee shall consider and review with management and the outside auditor any related significant findings and recommendations of the outside auditor, together with management's responses thereto.

c.  Outside Auditor

    1. The Board and the Committee, as the representatives of the shareholders, have the ultimate authority and responsibility to select, evaluate and, where appropriate, replace the outside auditor (or to nominate the outside auditor to be proposed for the shareholder approval in any proxy statement). In this regard, the Committee shall recommend to the Board the outside auditor to be nominated.

    2. The outside auditor's ultimate accountability is to the Board and the Committee, as representatives of the shareholders.

    3. The Committee shall review and approve the discharge of the outside auditor.

    4. The Committee shall review the scope and approach of the annual audit with the outside auditor.

    5. The Committee shall instruct the outside auditor to communicate directly to the Committee any serious difficulties or disputes with management.

    6. The Committee shall receive from the outside auditor a formal written statement delineating all relationships between the outside auditor and the Company, consistent with applicable standards. The statement shall include a description of all services provided by the outside auditor and the related fees.

    7. The Committee shall actively engage in a dialogue with the outside auditor with respect to any disclosed relationships or services that may impact the objectivity and independence of the outside auditor.

    8. The Committee shall take, or recommend that the Board take, appropriate action to oversee the independence of the outside auditor.

d.  Financial Reporting

    Prior to the filing of quarterly and annual financial statements, and in conjunction with the annual audit and quarterly review performed by the outside auditor, the Committee shall review with management and the outside auditor:

    1.  The Company's annual financial statements and related footnotes.

    2. The outside auditor's audit of the financial statements and related report thereon.

    3.  Any significant changes required in the outside auditor's plan.

    4. Any significant difficulties or disputes with management encountered during the course of the annual audit or quarterly review.

    5. The existence of significant estimates and judgments underlying the financial statements, including the rationale behind those estimates as well as the details on material accruals and reserves, and the Company's accounting principles.

    6. The overall quality, not just the acceptability, of the Company's accounting principles as applied in its financial reporting.

    7. Other matters related to the conduct of the audit which are to be communicated to the Committee under generally accepted auditing standards.

e.  Compliance with Laws and Regulations

    1. The Committee shall ascertain whether the Company has an effective process for determining risks and exposures from asserted and unasserted litigation and claims and from noncompliance with laws and regulations.

    2. The Committee shall review with the Company's general counsel and others any legal, tax or regulatory matters that may have a material impact on the Company operations and the financial statements, related Company compliance policies, and programs and reports received from regulators.